Exhibit 99.1

NEW RESIDENTIAL AND WALTER INVESTMENT ANNOUNCE MORTGAGE SERVICING
RIGHTS PURCHASE AGREEMENT AND SUBSERVICING AGREEMENT

NEW YORK, NEW YORK AND TAMPA, FLORIDA - (BUSINESS WIRE) - August 9, 2016 - New Residential Investment Corp. (NYSE:NRZ, “New Residential”) and Walter Investment Management Corp. (NYSE:WAC, “Walter”) today announced an agreement (the “Purchase Agreement”) for the purchase and sale of approximately $35 billion UPB of seasoned conventional mortgage servicing rights (“MSRs”) for a purchase price of approximately $231 million.

In addition, New Residential, Walter and Walter Capital Opportunity, LP have agreed in principle for the purchase and sale of substantially all of the assets of Walter Capital Opportunity, LP and its subsidiaries (“WCO”), along with certain related assets owned by Walter, which, collectively, represent approximately $37 billion UPB of MSRs for a purchase price of approximately $283 million.

Assuming completion of both transactions with Walter and WCO, aggregate purchase price is expected to be approximately $514 million.

New Residential, through its wholly-owned subsidiary, New Residential Mortgage LLC (“NRM”), has also entered into a forward flow arrangement with Walter to acquire MSRs of newly-originated residential mortgage loans, subject to the parties’ mutual agreement on pricing. This agreement is intended to have an initial term of three years, subject to an extension at the option of the parties and earlier termination date in accordance with its terms.

Concurrently with the Purchase Agreement, NRM entered into a subservicing agreement with Ditech Financial LLC (“Ditech”), a wholly owned subsidiary of Walter, pursuant to which Ditech will subservice the mortgage loans underlying the MSRs acquired by NRM under the Purchase Agreement.

“We are excited to announce this transaction with Walter and look forward to a successful long-term strategic partnership,” said Michael Nierenberg, Chairman and Chief Executive Officer of New Residential. “This transaction further demonstrates New Residential’s role as a leading capital provider to the residential mortgage servicing market. Our new relationship with Walter allows us to add another highly rated mortgage servicer as a partner while creating meaningful value and returns for our shareholders.”

George M. Awad, Executive Chairman of the Board and interim Chief Executive Officer and President of Walter commented, “We are extremely pleased to have entered into this strategic relationship with New Residential. We anticipate this will be a long-term and mutually beneficial relationship, allowing both entities to achieve their shared objectives of growth and improved earnings with lower risk, which should ultimately drive significant value for shareholders.”

The transactions are expected to close in the third or fourth quarter of 2016 and are subject to (i) GSE and other regulatory approvals, (ii) for the WCO assets, negotiation and execution of definitive documentation and (iii) certain customary closing conditions.

ABOUT NEW RESIDENTIAL INVESTMENT CORP.

New Residential focuses on opportunistically investing in, and actively managing, investments related to residential real estate. New Residential primarily targets investments in mortgage servicing related assets and other related opportunistic investments. New Residential is organized and conducts its operations to qualify as a real estate investment trust (“REIT”) for federal income tax purposes. New Residential is managed by an affiliate of Fortress Investment Group LLC (NYSE: FIG), a global investment management firm. For more information about New Residential, please visit New Residential's website at www.newresi.com.

ABOUT WALTER INVESTMENT MANAGEMENT CORP.

Walter is a diversified mortgage banking firm focused primarily on the servicing and origination of residential loans, including reverse loans. Based in Tampa, Fla., Walter has approximately 5,600 employees and services a diverse loan portfolio. For more information about Walter, please visit Walter's website at www.walterinvestment.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements regarding the expected closing of the purchase of MSRs from Walter, the entry into a legally binding agreement to purchase certain assets of WCO or the closing of any such transaction with WCO. These statements are based on the current expectations and beliefs of management of each of New Residential and Walter and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond the control of New Residential and Walter, such as regulatory approvals. Neither New Residential nor Walter can give any assurance that its expectations will be attained as described herein, or at all. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could affect such forward-looking statements, see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in each company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, which are available on each company’s website (www.newresi.com; www.walterinvestment.com). Factors which could have a material adverse effect on each company’s  operations, future prospects or the transactions described herein include, but are not limited to, various risks relating to such transactions, including in respect of the satisfaction of closing conditions to the transactions; unanticipated difficulties financing the purchase prices; unanticipated expenditures relating to the transactions; uncertainties as to the timing of the transactions; litigation relating to the transactions; and the inability to obtain, or delays in achieving the expected benefits of the transactions. In addition, new risks and uncertainties emerge from time to time, and it is not possible for New Residential or Walter to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. New Residential and Walter expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in their expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

CONTACTS

New Residential Investment Corp.
Investor Relations
212-479-3150

Walter Investment Management Corp.
Investor Relations
813-421-7694

Source: New Residential Investment Corp. and Walter Investment Management Corp.